Exhibit 99

Operator

Good afternoon, ladies and gentlemen, and welcome to the META Group second quarter conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero for an operator. As a reminder, this conference is being recorded today, Thursday, August 7, 2003.

I would now like to turn the conference over to Mr. Peter Ward Director of Public Relations. Please go ahead, sir.

P. Ward

Thank you. Welcome everyone to META Group’s second quarter earnings conference call. And with me today from META Group’s management team is Fred Amoroso, Chief Executive Officer, and John Piontkowski, Chief Financial Officer.

Before we get started, I would like to remind you that this conference call contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 including forward-looking statements regarding expected third quarter 2003 results of operations, effective changes within the company’s organization and strategic initiatives for the company. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including, without limitation, risks relating to changes in the spending patterns of the company’s target clients including but not limited to decreases in IT spending or decreases in demand for the company’s products and services; general economic conditions; changes in the market demand for IT research and analysis and competitive conditions in the industry; the inability of the company to increase its penetration of existing customers and/or to expand to additional customers. The timing and successful execution of the company’s strategic initiatives including timely and successful product and service development and introduction and other risks are detailed in the company’s filings with the SEC, including those discussed in the company’s annual report filed with the SEC on Form 10-K for the year ended December 31, 2002.

With that I will now turn the call over to Fred Amoroso.

F. Amoroso	Thanks, Peter, appreciate it. Welcome to all of you who have joined us for META Group’s second quarter 2003 earnings call.

I’d start today with a brief introduction as I have in the past to the quarter and highlight some significant accomplishments. And then John Piontkowski will review our financials in more depth. I’ll then provide a more detailed update on some of the important issues that we have underway and we will open up the call for Q&A.

Financial revenue was in line with our expectations at $30.1 million in the second quarter of 2003, compared to our Q2 2002 revenues of approximately $30.7 million and up sequentially from $28.2 million in the first quarter of 2003. I am unhappy, however, that we reported a net loss of $1.5 million this quarter compared to a net income of $169,000 in Q2 2002.

I think it’s very important to understand 2 of the major reasons for the loss. (A) the increased amount of incentives we accrued and (B) the addition of up front branding and advertising expenses in the second quarter, both of which I’ll discuss later in the call.

Our net cash position was $20.5 million in the quarter, down from $25.7 million in the first quarter of 2003 due to seasonal billing cycles and to a lesser extent from the investment in our advertising and branding campaign. However, it is worth noting that the net cash position saw significant improvement in $13.5 million in the year ago period.

We’re pleased to see some positive momentum in strategic consulting and research publications in the quarter, up 4% and 12% year-over-year, respectively. Sequentially we saw a 5% increase in research and advisory services and a 17% gain in strategic consulting. As many of you know, some revenue improvement from Q1 to Q2 is normal in the industry.

I’d also like to point out that for the first half of 2003 we saw a slight overall revenue decline of less than 3% and while I’m never satisfied with any revenue decline, I think it’s important to view this in the context of the rest of the industry. We’re pleased that this marks the fourth consecutive quarter we have shown an improvement in gaining market share. We’ve increased market share from 9.5% to 10.8% in that period which is approximately a 14% improvement overall.

I’d also like to point to the stabilization we’re seeing in overall contract value. Again, we’re by no means satisfied with keeping contract values flat, but the fact that it has fluctuated by less than 1% sequentially and less than 2% year-over-year is something we view very positively in relation to the rest of the industry.

Lastly, we’re seeing some improvement in renewal rates which is not the case for many of our major competitors. We are particularly pleased to see that we’ve retained 19 out of our 20 largest accounts over the past year.

Having said that, I don’t expect that we’ll begin reporting on contract value and renewals going forward, but I felt it was particularly relevant in this quarter.

As stated, our overall operating results were below our expectations. As I pointed out above, however, we’re pleased with our progress in the quarter, particularly given the continued tough industry environment. As I’ve stated throughout the year, 2003 is the year to make strategic investments which we believe will be critical in positioning META Group for the long term success and help us to differentiate ourselves in the market. We’re pleased with the overall developments we achieved in this area. I’ll provide more details on these developments later in the call but now I’d like to turn the call over to John to discuss the financial results in more detail. John.

J. Piontkowski

Thanks, Fred. As Fred mentioned earlier, total revenues for the second quarter were $30.1 million, down 2% from $30.7 million in the year ago period. The second quarter net loss was $1.5 million, or 11 cents per fully diluted share as compared with the second quarter of 2002 net income of $169,000, or 1 cent per fully diluted share.

Research and advisory services revenue was $19.3 million, down 5% from the year ago period’s $20.4 million. The decrease from a year ago was largely attributable to overall economic conditions which have impacted our retainer service billings. Additionally the company has experienced a decrease in its guru Consulting which generally is half day briefings with the company’s analysts which complement the deliverables underlying the company’s advisory services.

The decrease in advisory services revenue was partially offset by an increase in conference revenues as a result of the company securing additional vendor sponsorships at our conferences. Conference revenues for the quarter were positively impacted with $600,000 in vendor sponsorships versus approximately $400,000 a year ago.

At June 30, contract value was approximately $67.9 million, down less than 1% sequentially from $68.7 million at the end of the first quarter and down less than 2% from $69.6 million a year ago.

Strategic consulting revenue was $8.7 million, up 4% from the second quarter of last year. This increase came primarily from our Amia consulting practice, partially offset by a decrease in the Americas region.

Published research revenue was $1.4 million compared with $1.2 million in the prior year.

Total operating expenses were $31.8 million compared with $30.1 million in the prior year.

Our cost of services and fulfillment was $16.3 million, a 5.4% increase from a year ago. This increase was largely attributable to the provision for 2003 employee incentives recorded during the quarter and to a lesser extent higher salary costs. These cost increases were partially offset by a reduction in outside consulting fees during the quarter as compared with the prior year. As a consequence, gross margin was 46% as compared to 50% a year ago.

Selling and marketing expenses were $8.5 million, an increase of $1.2 million. The majority of the increase relates to additional costs related to the company’s marketing and branding campaign launched in March 2003. Furthermore, there were increased personnel costs, in particular increased salary and commission expenses compared to the previous year.

G&A expenses for the second quarter were $5.7 million, an increase of $1.3 million from a year ago largely a result of the higher domestic personnel costs combined with increased G&A costs internationally as we added additional management to personnel within the international operations.

Additionally there were incremental costs associated with the establishment of entities through the Asia Pacific region which includes Korea, Hong Kong and the Philippines. Also during the second quarter of 2003, the company recorded a $300,000 provision for vacant space on its Stanford, Connecticut and German facilities’ leases.

Turning to other income and expense line, the second quarter’s results includes a $300,000 gain from the sale of one of the company’s investments whereas the prior year’s amount reflects interest expense related to the company’s then outstanding borrowings.

I’ll now provide some comments on the balance sheet and cash flows. Our net cash position, defined as cash on hand plus restricted cash plus outstanding bank debt and notes payable was $20.5 million as of June 30 compared with $13.5 million a year ago, a $7 million improvement. Sequentially net cash decreased $5.2 million from the first quarter reflecting the general seasonality of the company’s billings and cash collections and to a lesser extent cash payments made during the second quarter relating to the marketing and branding campaign that I mentioned.

During the second quarter the company used $5.4 million of cash in its operations compared to $500,000 of cash used in operations in the year ago period. The year-over-year reduction from cash flow from operations this quarter compared to a year ago was due to the overall decrease in billings that have occurred over the past 12 months and to, as mentioned, a lesser extent the cash payments for the marketing and branding campaign.

Total accounts receivable at June 30 was $30.3 million, down 1% from last year. Day sales outstanding improved to 89 days compared with 91 days in the year ago period. After adjusting for those accounts receivable with future payment terms related primarily to multi-year contracts, DSOs were 54 days compared with 57 days both in the prior year as well as the previous quarter.

Deferred revenues have increased 8% from June 30, 2002 to $46.9 million from $43.3 million. Capital expenditures for the quarter were less than $100,000, approximately $50,000.

Let me speak briefly about year-to-date performance. For the first half, the company reported a net loss before the cumulative effect of the change in accounting principle of $1.4 million, or 11 cents per fully diluted share on total revenues of $58.2 million. This compares with a net loss before the cumulative effect of $1.2 million, or 9 cents per fully diluted share for last year.

Research and advisory services revenues were $37.7 million, a decline of 3.5%. Strategic consulting revenues were $16.2 million, and declined 1% from the pervious year while published research revenues of $3.2 million essentially were flat with the year ago period. A gross margin decline 1 basis point from 48% to 47%.

Total operating expenses for the first half were $60.2 million, a slight improvement from $60.4 million in the year ago period. The change in the year-to-date operating expenses over the prior year is attributable to the provisions and employee incentives made in the second quarter of 2003 as well as charges relating to our marketing and branding campaign. While I’ll point out that the prior year numbers include the $1.5 million goodwill impairment charge taken a year ago.

Other income represents the gains recognized upon the liquidation and sale of 2 of the company’s investments during the first half.

Let’s look ahead briefly to the third quarter. We currently expect total revenues to be between $28 and $29 million, which is a 5% sequential decline that reflects typical seasonality but is 5% ahead of our third quarter 2002 revenues. We expect an operating loss of less than $500,000 which shows significant sequential improvement through better cost management.

I’ll now turn the call back over to Fred. Fred.

F. Amoroso

Thanks, John. I’ll take a moment to comment on the results John outlined and activities in the quarter and then I’d like to discuss some of the specific initiatives we’re taking and I’ll show examples of the traction that we’re continuing to gain in the marketplace.

As we pointed out, we did show a net loss in the second quarter which of course we’re disappointed with. However I stated earlier that 2 of the major reasons for the loss were due in increased incentive accruals and costs associated with our planned branding and advertising campaign. For the incentive accrual, the increase was essentially a result of a methodology change for accruing the incentives and due to this change we’ll accrue a lesser amount than otherwise would have been occurred or planned in the third and fourth quarter of this year. So in essence we accelerated it. And the difference of our loss this quarter from the expectation is largely attributed to this change in methodology.

The other major reason for the loss in the quarter was due to the increase in operating expenses for our planned advertising and branding campaign that we launched in March of 2003. While the campaign continues through this year and beyond, we incurred a number of up front costs associated with getting the campaign off the ground.

I’d like to take a moment to reiterate the importance of the campaign to the company as well as to our long term success. The advertising and branding campaign with a theme on return on intelligence is built around 3 simple concepts: that META Group delivers the highest value research and guidance; second, that META Group is truly an objective third party advisor; and third, that META Group provides the best custom service in the industry. While we consciously decided not to spend money on measuring the effect of the campaign, we have numerous anecdotal indications in the marketplace the campaign is having the desired effect. We strongly believe that as companies experience META’s services, they get to experience the different in value that we provide from others in the industry. And improving our brand awareness is a key component for them to experience that difference.

I’d like to update everyone on our progress positioning META Group to better compete and win in today’s marketplace. Specifically I’ll address some additional key areas on which we’re focusing. The first is our high value IT research and advisory services. As I’ve been saying over the last few quarters, the key to our future success will be our ability to continue to create and drive a compelling differentiable value proposition to our clients. And our research and advisory services is an absolutely critical part to this. More and more clients are looking to META Group for its ability to provide a unique value proposition to help them more efficiently and effectively deploy technology to achieve their overall business objectives.

Our focus on research is reinforced by the fact that META Group has one of the highest percentages of revenues from research and advisory services relative to our major competitors, 64% overall. And in addition, we continue to see that more than 70% of our revenues are from end user customers and slightly less than 30% from the vendors.

Talking to our clients at the May’s sold-out METAmorphosis Plus conference in Chicago, I was extremely pleased to hear such positive feedback about the quality of our research and the value our clients get from their interactions with META analysts. In fact, the post conference survey of attendees showed that among other things attendees place great value on the one-on-one meetings with our analysts and that the content provided is more actionable and pragmatic enabling them to make better IT decisions. Our ability to sell out an event of this size in the current market environment clearly shows that our mission of bringing objectivity, intimacy and actionable research and guidance is striking a cord with business and IT leaders. Further, the composition of this conference was composed of 20% of the attendees’ CIOs and 40% of the attendees’ CIO or their direct reports, a major difference from others in the industry.

The next area I’d like to discuss is our IT vendor offerings where we continue to see traction in the second quarter. Our vendor customers understand the need to begin investing in their go-to-market strategies as well as market positioning, particularly given that the key influences for purchasing their products and services are shifting within the IT organization as well as moving outside the IT organization into other lines of business and business management. META Group’s IT vendor consulting practice has a major unique offering to address these issues. And while the IT industry is under pressure, nevertheless we are experiencing an increase of up to 47% year-over-year in this part of our business.

I’d like to now discuss some important wins we secured in the second quarter and the first half of the year. We successfully grew a number of existing advisory services relationships and scored some major wins with brand new clients as well. For example we secured renewals with a large professional sports association, the NBA, as well as a global chemical manufacturing company, International Flavors and Fragrances, both in the face of stiff budget cuts. We also won a new account with a major investment bank in the second quarter, Bear Stearns, beating out several competitors to do so.

We also gained traction in our benchmarking data services, closing several important significant service deals in the second quarter. We’ve seen several successful consulting wins in addition in the first half of the year with a number of global organizations including United Airlines, PWC Audit, Merrill Lynch, Abbott Labs just to name a few.

These are just a few of the examples that show there are still opportunities and funding for major projects that demonstrate real business value to organizations. In a marketplace where budget cuts are under continued scrutiny, these important research and consulting wins further demonstrate META Group’s strong value proposition to its customers.

As I stated earlier, revenues for the first half of this year are only down about 2%, $58.2 million versus $59.6 million compared to the first half of 2002 which is significantly better than our major competitor’s results. This is not surprising given the strong renewal rate in our top tier clients and the major wins we achieved to date. In June we acquired our distributor in Italy and although this had no impact on the second quarter earnings, we would expect it do show in the third quarter. We announced our intention to acquire distributors in the U.K. and northern Europe and should complete those as planned. These investments will now give us control over substantially all of our operations in Europe and we believe will enhance our customer experience.

We are continuing to see a shift in the revenue mix towards larger representation of international revenues and as we continue to acquire international distributors we expect this mix to continue to evolve. This has been part of our strategy since I came on board as we recognize the importance of expanding META Group’s footprint around the globe and our customers’ need for uniformity from their IT research partner. Overall we’re pleased with our growth and progress within our international operations, having realigned our technology research services in the first quarter to promote a higher level of collaboration among both our research and consulting units.

We also continue to strengthen our senior management team in the second quarter with 2 key additions. First, Phil Ash was brought on as Senior Vice President of Global Marketing and under the marketing leadership of Phil we expect to further build on META Group’s corporate brand and channel development strategy. Second, we also hired Hank Sataswaite [sp] as Senior Vice President of Global Consulting. Hank has an extensive background in building successful consulting organizations and together with Mike Peterson, Managing Director of the Americas Consulting, they will help achieve even more synergies among research, consulting and benchmarking, the critical components to META Group’s higher value solutions.

Additionally I will soon be announcing our new Senior Vice President of Global Sales in a few weeks. This transition has afforded me an opportunity to take over sales for a few weeks and see the opportunity firsthand regarding our sales operations and gain insight to the perspective of the value that we’re bringing to our customers.

While I’m pleased that we’re seeing an increase in market share as well as an increase in sales activity, we will continue to balance costs against our investments and as a result, our goal will be to improve our operating results over the next 2 quarters.

I want to spend a moment to talk about the IT industry outlook overall since it’s an important concern with many of you. So far you’ve heard me discuss the importance of investing in strategic initiatives in a down economy, both for our customers as well as ourselves. In light of the varying IT market forecast you may have heard from recently, I’d like to spend a few minutes updating you on META Group’s latest research into IT spending.

Basically our research does not show any recovery in IT spending at least for the near term. In fact, our recent spending survey data shows that IT spending across 21 different sectors has reached a 12 month low. We see IT spending as a percent of revenue at just about 3%. We also found that approximately 40% of companies we surveyed expect to keep their IT spending flat this year and roughly 30% expect to reduce their spending. So I’m not sure that there are truly any signs of a turnaround for the near term. Having said that, I think it’s important to understand the impact this is having on many large enterprises and IT vendor organizations.

In some organizations, the short answer is there’s nothing left to cut. IT cost reductions have hit the wall. And our latest numbers show that more than 66% of IT budgets have already focused principally on running the business and running IT activities. For many of these organizations, this is strongly impacting their operating expenses and their overall productivity.

We continue to warn companies that you cannot cut your way to prosperity and that you must continue to invest in strategic grow-the-business activities if you want to ensure long term success. Yet for those companies who haven’t yet achieved the efficiency of operations necessary, we have major projects continuing and opportunities developing to help them reduce expenses and drive value from their existing IT investments.The good news is that our message is resonating well with our customers in the marketplace as we pointed out today.

We look forward to updating you on our progress in the quarters to come and with that, I’d like to turn the call over to the operator to open it up for Q&A.

Operator

Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by the two. You will hear a three-toned prompt acknowledging your selection and your questions will be polled in the order in which they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

Rob Tholemeier with RWC Research, please go ahead.

F. Amoroso	Hello, Rob.

R. Tholemeier

Good afternoon, guys. Just a couple of quick questions and I do have a follow up. The first thing is looking at the retainer based services, it looks like you’re not taking share but you’re kind of holding the share against your biggest competitors. I wonder if you think I have that correct. And do you have any plans or do you see any possibility of that showing any growth in the near future?

F. Amoroso

One of the things we haven’t done and I’ll go through this explicitly, we haven’t gone through and we don’t report our billings overall. But I will tell you that actually billings overall is up over a year-over-year basis on research advisory services. There’s a component of research advisory that’s actually what we term inside of META Group consulting which is actually individual analysts consulting. That’s the only part of the business that actually appears to be down on a year-over-year basis both in revenue and in billing. So we’re actually seeing deeper customer relationships.

Now on the IT vendor side, on the guru consulting, analyst consulting, traditionally that’s been something very much driven towards the vendor community as vendors would engage analysts on strategic positioning, etc., strategies, product development. And one of the interesting parts is that seems to be changing and there’s more end users actually engaging in the analyst consulting to help them with the operations. So on a long term subscription research basis we’re actually pretty comfortable. We’ve got one segment that we’re really focusing on which is how do we get our analysts consulting up.

R. Tholemeier

Fred, that leads to the second question which will give me a third one unfortunately. The second question is you’ve made a lot of major, pretty impressive and a lot of good hires in the consulting organization. Does this reflect some increased interest? I know that they’re both your 2 favorite children. I hate to give you a Solomon-esque question but do you see that this means more of a push? Do you think there’s a bigger opportunity in consulting versus in the retainer base work?

F. Amoroso

Rob, that’s a great question. You’re a wonderful straight man. If you will, let me take that and run with it a little bit. I know I have a consulting background and there’s some and I know our competitors are out there saying META’s a consulting company which is one of the reasons, to be frank, that I said early on in my opening remarks was that 64% of our services, our revenue overall is research services revenue. As a matter of fact, it is much larger a component of our business than our major competitor’s business. My belief is it will stay a very major part of our business.

Now let me speak to international. You’ve seen international grow, it’s growing as a percentage of our overall revenue. As a matter of fact it’s about 30%, 32% this quarter. Now the international, because of the way it was established at distributors, had a natural tendency to have more consulting than research as a mix of their business as they operated as distributors. What we’re actually seeing is after we take these entities over from being a distributor to now being run as a wholly owned subsidiary, a part of META, is that the research service component of their business is growing even faster than consulting in those areas.

I’m actually very pleased that as we bring these units and these entities on board we’re seeing a very, very strong shift in the way that business is going. They’re still driving consulting, don’t get me wrong, but we’re actually leveraging more from consulting into research.

So at the core, we are a research company and we will always be a research company because it’s the research, it’s the content that gives us the ability to leverage and deepen the penetration of relationships that we have with our customers to be a trusted advisor in all of the decisions that they may have. And then what we’ve done is we’ve actually linked consulting, and I think we’re the only ones that have done this, we have linked consulting offerings directly with all of our research service areas so that as a customer wants to take from a research content discussion into perhaps a workshop or an assessment on where they are relative to a best practice in a particular area, whether you talk about infrastructure or operational excellence, or security, we could then go from research to a workshop, to an assessment, to consulting seemlessly in front of the customer, all leveraging the same practice aid approaches and methodologies. It’s one of the core foundations of our value proposition. Sorry for going on, but it was an important point.

R. Tholemeier	Thanks. This next question’s a little bit tougher maybe but it’s come to me and I just wanted to bounce it off you in an FD regulated forum here.

There’s been some story floating around that the relationship between META Group and First Albany is, how shall I put it, changing. Is there anything to that and what would be the impacts to your financials if there is such a change in the wind?

F. Amoroso

That’s a great question and I will tell you in a public forum, we don’t comment on specific customer engagements, so I’m just not going to get into that. I’ve been talking, George McNamee [sp] is on our Board, we’ve been talking with First Albany about the value of the relationship and how do we bring value to them, but that’s about all I’m going to say.

R. Tholemeier	Okay, that’s it for me.

F. Amoroso	Thank you.

Operator	Our next question comes from Mike Nery with Nery Asset Management.

F. Amoroso	Hello, Mike, how are you?

M. Nery

Hi, good. Couple questions. In your third quarter outlook you think revenues will be up 5% year-over-year. How much of that is from the consolidation of the European distributorship and what would it be without those.

F. Amoroso	It’s zero, actually. I shouldn’t say that. It’s Italy, but Italy is diminimus.

J. Piontkowski	There’s nothing that’s of any substance from the acquisitions built into it, Mike.

M. Nery

Okay so that’s 5% core growth and I think Gartner projected down 9% and Forester, if you include Giga’s down 16. So it does seem like you’re taking share. And you think that’s primarily due to the fact that you’re more practically oriented basically, you have a better value proposition?

F. Amoroso	Yes, it’s the latter of what you said. I basically believe that we have a better value proposition, our customers are telling us we have a better value proposition.

Look, when I came into the company one of the observations I made is that we had great quality, we had great value. One of the big components and problems we had is that nobody knew who META was. I shouldn’t say nobody. We weren’t as well known as we needed to be in the marketplace. So it’s really looking at putting the whole approach towards turning around our business and our position in the industry. That’s why even in the face of a difficult economy, my belief is investing in marketing and advertising and general corporate brand development and awareness will give us greater visibility as companies make tough decisions on who they want to partner with for their research and advisory services.

And then fundamentally what we have seen and it’s an important consideration, Mike, is that when customers do experience META, invariably they feel and can see the difference in the value that we bring to them.

So we’ve got to get customers to experience us more. That’s the big thing that we’re driving to and if they do, they will become long term clients.

M. Nery	Well that’ll be nice if you start growing while the industry is still declining.

F. Amoroso	It is my goal.

M. Nery

In terms of the costs, it seems like quarter-to-quarter there’s a lot of variability in terms of the costs. So third quarter versus second quarter costs will be down somewhere in the order of $1 million? Is that right?

F. Amoroso

Yeah. Now remember I said that this change in incentive accrual basically comprised most of the change in the loss we had from what our expectation was. Now obviously taking it in this quarter means that we won’t be taking as much of it in Q3 and Q4 depending upon our financial results. And that to some extent is a contributing factor to lower costs in Q3.

M. Nery	But for the whole year, your overall cost structure is going to be a little higher this year than last, primarily because of your branding campaign.

F. Amoroso	Let me address that. It is certainly associated with the branding campaign, but at the same time, I want to be absolutely fair and open with you. I did go out and we created a game plan where while most of our competitors have cut heads significantly over the last year or two, I kept our headcount flat or actually grew it in Q2 in anticipation of a better growing revenue stream.

Now to be frank, I invested a little bit more in the headcount than we were able to actually achieve in the revenue which attributed to some of the costs as well. But I was making that bet. I do believe and I said in multiple earnings calls, don’t look for this year to be at the traditional EBIT numbers, that this is the year that we need to invest to make sure that we create the differentiation, win customers in tough economies and then drive our success for next year and that’s what we’re doing.

M. Nery

Okay. Last question is with regard to, I’ve asked you before in the past about options and restricted stock and things like that. Some companies, Microsoft for instance, is moving more towards a restricted stock model. Have you guys looked at that at all and what are your thoughts in that regard?

F. Amoroso

That’s actually a topic that we have discussed among management, we’ve discussed among the Board. We have not made any conclusions or decisions on what we’re going to do. We understand that there is a pronouncement, an advisory (what do you call it, John) a FASB statement that says by Q4 the ability to take it retrospectively as opposed to prospectively changes. So it’s something that we’re going to be addressing over the last half of the year. We do not know if we’ll make a change or not.

M. Nery

Everyone has their own opinion on this. As a shareholder I prefer restricted stock simply because you typically have to issue fewer shares in order to get your employees to feel like they got something of value.

F. Amoroso	Mike, I’ve got to tell you, you’re very consistent in your opinions on this. [laughter]

M. Nery	And if your stock is under-valued like I think yours are, it makes sense to issue fewer shares as opposed to more.

F. Amoroso	I understand your perspective and I honestly can’t say that I disagree with you. But again, it’s just something that we haven’t as a company really exercised yet and we know we have to.

M. Nery	Understood. Great. Thanks, guy.

F. Amoroso	We’ll take your comment into our discussions.

Operator	Our next question comes from Rich Voon with Farallon Capital.

F. Amoroso	Hello, Rich, how are you?

R. Voon	Good. How’re you doing? A couple of questions. First just housekeeping. What was the renewal rate in the quarter?

F. Amoroso	We actually don’t release the renewal rates but since we want to give you some clarity to that it’s ...

J. Piontkowski	About 65%.

F. Amoroso	65%. It’s actually up a couple of points quarter-to-quarter.

R. Voon

Okay, great. And then I had a couple of questions about the competitive situation. How much of your new sales or billings are coming from taking business away from competitors versus business from clients who don’t have a preexisting relationship or business from existing clients?

F. Amoroso

That’s a great statement. You’ll hear occasionally there’s a customer who in the greatest downsizing that’s gone on in IT over the last 3 years, as a matter of fact there was one large customer, I won’t mention the name this quarter, who just ... they completely eliminated all of their IT research providers over the last ... a year ago actually. This is 2003, so in early 2002 they cancelled all of their contracts and they went naked for a year and they came back and re-signed up with META and we were the only ones that they signed up with. So how do you count that? Is it a customer win back or is it a new customer? So you get some of those. In almost every case honestly it’s a competitive situation. This isn’t an industry that I believe has got a tremendous number of companies who have absolutely no research and advisory space and that’s why I think it’s an important consideration for us to show higher value against the competition because that’s what customers are looking for.

R. Voon	Given the competitiveness, how important is price right now to customers and generally what’s happening to pricing in the industry?

F. Amoroso

Good question. Pricing varies by type of customer. So let me describe a couple of the phenomenon that we see. First of all, look, pricing is always important. You can maybe establish some premium over competition on value but there’s always a limit to that and we recognize that. So we’ve got to make sure that we can keep our costs in line with our pricing and make sure that it balances out.

We look at customers on an overall basis for interactions, we look at our interactions and our increase which creates a capacity view to our analysts in making sure that we’re providing sufficient service to our customers in acceptable response times to them on the questions that they have. And we believe we have the right number of analysts to support that so our interrogations, our inquiries are correct.

At the same time, we see a lot of customers who aren’t just chasing price. They do want value and the ones that are coming to us are coming to us because of the value of our research, the improvement in our customer service over what they’re experiencing and the fact that we have more actionable, pragmatic advice.

Now as a part of that, we’re actually seeing a movement away from discrete services and by discrete services I mean customers who only have 1 or 2 services that they would buy, an infrastructure service or an enterprise architecture service. And we’re seeing more and more customers going towards blended products and aggregation of services across the entire technology portfolio.

Now that’s obviously good for us because it gives us an ability to interact broadly with our customers. The companies that really look at research as content only or the ones that just want to have read only research, that is an enormously commoditized business. We have low price points for that, we can compete with those in the marketplace but to be very frank, that’s not our focus point. We add it as part of our offering and as an accommodation to customers but our real focal point is the higher valued relationships.

R. Voon	What percentage of the industry do you think is looking for the higher value add versus the commodity research reports?

F. Amoroso

I think a very large portion of the industry is looking of the higher value relationships. Certainly the large companies, the global 2000s are absolutely in the camp. While there’s much less investment in IT, in fact that’s what’s making some of the decisions that customers have to deal with even more complex. There’s less money to spend, they have to be more accurate, they have to drive value with limited budgets and it’s hard to make those decisions. So they are looking of value. That’s not diminishing at all.

R. Voon	Okay, so given that, it sounds like pricing is somewhat stabilizing in the industry.

F. Amoroso	I don’t know if I’d go that far. You can jump to that conclusion. I wouldn’t jump there yet. But I’m comfortable where our pricing is.

R. Voon	Great. Thank you.

Operator

Ladies and gentlemen, if there are any additional questions, please press the star followed by the 1 at this time. As a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for our next question.

We have a follow up from Rich Voon with Farallon Capital.

R. Voon

I guess there’s no one else. Two other quick questions. One, are you seeing any market impact from Forester and Giga getting together yet. And then the second, looking into your crystal ball, I think one of your competitors earlier this week agreed that 2003 was going to be weak but was pretty bullish about ‘04. Do you have any preliminary thoughts about ‘04?

F. Amoroso

Our horizon and what I commented on was actually near term. I don’t know about 2004. There is an expectation that it could see a little improvement, certainly I’m hoping for that. I don’t have data frankly to give me quantitive assessment that that is in fact the case. Now I’m not saying we don’t have it, I just don’t have it available to me right now.

As you look at the integration of Forester and Giga, we track our market share pretty close and the way we look at the numbers is if you take and combine the Forester revenues and the Giga revenues, we see them down about 18% year-over-year in the quarter. I said in the beginning that while I respect both firms very, very much that the integration of these businesses were going to be a challenge. I think George announced that they were combining sales teams a little bit earlier than they thought and we see some challenges. I’m very comfortable in our ability to compete in that environment and against them as a competitor.

R. Voon	Great. Thank you.

Operator	Gentlemen, at this time I show we have no further questions. Please continue with any closing remarks you would like to make.

F. Amoroso	I appreciate everybody joining us for the call. I appreciate the questions and the interest in the company and your confidence in the company and the investment.

I think we’re absolutely exercising on the plan that we put in place. We’re continuing to drive our value and our differentiation in the marketplace. We’re in this for the long term. We see ourselves growing market share which is an important consideration. I recognize immensely that we have to manage our costs commensurate with our ability to drive revenue and you have my commitment that we will do that. And I look forward to getting together with you on the next call. Thank you all.

Operator

Ladies and gentlemen, this concludes the META Group second quarter conference call. If you would like to listen to a replay of today’s conference, you may dial 800-405-2236 or 303-590-3000 followed by as access code of 547101.

Thank you for your participation and you may now disconnect.